Exhibit 2.3

WPP plc

27 Farm Street

London W1J 5RJ, England

                    30 April 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2004 WPP Finance (UK), a subsidiary of the Registrant, issued U.S.$650,000,000 5.875% Notes due 2014 (the “5.875% Notes”). The 5.87% Notes are guaranteed by WPP 2012 Limited (formerly known as WPP plc), WPP Air 1 Limited, WPP 2005 Limited, WPP 2008 Limited, Young & Rubicam Brands US Holdings, WPP plc and WPP Jubilee Limited.

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 5.875% Notes upon request.

Very truly yours, WPP PLC

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson Group Finance Director